Exhibit 21

Subsidiaries

Trebor Industries, Inc., a Florida corporation

Brownie’s High Pressure Compressor Services, Inc., a Florida corporation

bLU3, Inc., a Florida corporation

Submersible Systems, Inc., a Florida corporation

Live Blue, Inc., a Florida corporation